SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 19)*



                                CDI Corp.
-------------------------------------------------------------------------------
                            (Name of Issuer)


                 Common Stock, Par Value $.10 Per Share
-------------------------------------------------------------------------------
                     (Title of Class of Securities)


                              125071 10 0
-------------------------------------------------------------------------------
                             (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Walter R. Garrison

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a) /  /
                                                                (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

-------------------------------------------------------------------------------

                      5  SOLE VOTING POWER

Number of                       1,836,813

Shares                -------------------------------------------------------
                      6  SHARED VOTING POWER
Beneficially
                                   20,677
Owned by Each
                      -----------------------------------------------------
Reporting             7  SOLE DISPOSITIVE POWER

Person                          1,836,813

with                  ------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER

                                   20,667


-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,857,490


-------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

       X

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.3%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON  (See Instructions)

       IN

-------------------------------------------------------------------------------


                            SCHEDULE 13G FILED BY

                             Walter R. Garrison

                              PURSUANT TO THE
                     SECURITIES EXCHANGE ACT OF 1934


Item 1(a).  Name of Issuer:
--------------------------

      CDI Corp.


Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

      1717 Arch Street, 35th Floor, Philadelphia, PA  19103-2768


Item 2(a).  Name of Person Filing:
---------------------------------

      Walter R. Garrison


Item 2(b).  Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------

      1717 Arch Street, 35th Floor, Philadelphia, PA  19103-2768


Item 2(c).  Citizenship:
-----------------------

      United States of America


Item 2(d).  Title of Class of Securities:
----------------------------------------

      Common Stock, $0.10 par value


Item 2(e).  CUSIP Number:
------------------------

      125071 10 0


Item 3.:
-------

      Not Applicable


Item 4.  Ownership:
------------------

      As of December 31, 1997:

      (a)   Amount Beneficially Owned:  1,857,490 shares

      (b)   Percent of Class:   9.3%

      (c)   Number of shares as to which such person has:

               (i)   sole power to vote or direct
                     the vote:  1,836,813 shares

              (ii)   shared power to vote or direct to
                     vote:  20,677

             (iii)   sole power to dispose or direct the
                     disposition of:  same shares as 4(c)(i) above

              (iv) shared power to dispose of: same shares as 4(c)(ii) above.


Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

     Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person:
---------------------------------------------------------

     Not applicable


Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on by the
        Parent Holding Company:
------------------------------------------------------------

     Not applicable


Item 8.  Identification and Classification of
         Members of the Group:
---------------------------------------------

     Not applicable


Item 9.  Notice of Dissolution of Group:
---------------------------------------

     Not applicable


Item 10.  Certification:
-----------------------

     Not applicable



Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   February 4, 1998
---------------------------
     Date



  WALTER R. GARRISON
---------------------------
     Signature




  Walter R. Garrison
---------------------------
     Name/Title